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                                                             EXHIBIT (a)(5)(EEE)

                          UNITED STATES DISTRICT COURT
                          EASTERN DISTRICT OF MICHIGAN
 ----------------------------------------------------x
                                                     :
 SIMON PROPERTY GROUP, INC.,
 SIMON PROPERTY ACQUISITIONS, INC., AND              :
 RANDALL J. SMITH,
                                     Plaintiffs,     :

                       - against -                   :

 TAUBMAN CENTERS, INC., A. ALFRED TAUBMAN,           :
 ROBERT S.TAUBMAN, LISA A. PAYNE, GRAHAM T. ALLISON,
 PETER KARMANOS, JR., WILLIAM S. TAUBMAN,            :
 ALLAN J. BLOOSTEIN, JEROME A. CHAZEN,
 AND S. PARKER GILBERT.                              : CIVIL ACTION NO. 02-74799
                                     Defendants.
                                                     : Judge VICTORIA A. ROBERTS

                                                     :

                                                     :
 ----------------------------------------------------x

                      REPLY MEMORANDUM OF LAW IN SUPPORT OF
                   SPG PLAINTIFFS' EMERGENCY MOTION TO MODIFY
                         THE COURT'S MAY 20, 2003 ORDER

                                             Carl H. von Ende (P21867)
                                             Todd A. Holleman (P57699)
                                             MILLER, CANFIELD, PADDOCK &
                                                STONE, P.L.C.
                                             150 West Jefferson, Suite 2500
                                             Detroit, Michigan  48226-4415
                                             Telephone:  (313) 963-6420
                                             Facsimile:  (313) 496-7500

                                             WILLKIE FARR & GALLAGHER
                                             787 Seventh Avenue
                                             New York, New York  10019
                                             Telephone:  (212) 728-8000
                                             Facsimile:  (212) 728-8111



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                                TABLE OF CONTENTS

PRELIMINARY STATEMENT.........................................................1

ARGUMENT......................................................................1

    A. SPG Is Not Seeking To Impose A "Prior Restraint."......................1

    B. Whether It Is Constitutionally Appropriate For The Legislature to
       "Clarify" The Control Share Act Is Irrelevant On This Motion...........4

    C. SPG Is Not Seeking A "One-Sided" Stay..................................5

CONCLUSION....................................................................5



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                              PRELIMINARY STATEMENT

      In their opposition brief ("Defs.' Opp."), defendants attack a straw man, arguing that they cannot be prohibited from exercising their constitutional right to lobby the legislature (or, as they euphemistically put it elsewhere, "expressing their views."). But that is not the issue. Defendants may have a constitutional right to lobby the legislature, but they do not have a constitutional right to a stay pending appeal. They were granted a stay on the understanding and condition that they not engage in any activity to impede the SPG/Westfield tender offer. Had SPG, or the Court, known that defendants were about to try to kill the tender offer by reviving legislation that was pronounced dead two months ago, the terms of the stay -- if a stay were even granted -- might well have been very different. Simply put, the granting of the stay was based on a QUID PRO QUO -- the maintenance of the STATUS QUO pending appeal. Now that defendants have dispensed with the QUID, they are no longer entitled to the QUO.

      Having told this Court in the strongest terms that absent a stay their appellate rights would be meaningless, defendants have, by their actions, signaled that they have no confidence in the judicial process. They sought and obtained a stay not to protect their appeal but to give them time and an opportunity to moot the appeal with a legislative fix. That is not the purpose of a stay. The stay should now be modified, and SPG's motion should be granted.

                                    ARGUMENT

      A. SPG IS NOT SEEKING TO IMPOSE A "PRIOR RESTRAINT."

      Notably, defendants make no attempt to deny that they are vigorously lobbying the legislature to pass the proposed legislation, that this legislation would nullify the effect of the Court's ruling and that it would legislate the SPG/Westfield tender offer into oblivion. Nor do defendants deny that they had every intention of pursuing this course of action at the very time

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the parties were arguing over, and the Court was considering, the appropriate scope of a stay order, if any. Instead, defendants contend that the Stay Order cannot be construed to enjoin or restrain them from exercising their First Amendment rights. But SPG does not seek such an injunction. Rather, SPG seeks to modify the stay to permit the shareholders to have the tender offer considered based on the law in effect when they invested in the Company, when they tendered their shares, and when the Court issued its preliminary injunction ruling. The Taubmans and their allies can do all the lobbying they want. But the Court need not stand by, and require SPG to helplessly stand by, while the Taubmans try to kill the tender offer with a piece of legislation that one major shareholder group (quoted in an article submitted by defendants) has called an "embarrassment." SEE Defs.' Exhibit B, March 14, 2003 DETROIT FREE PRESS, at 2C.

      Defendants' argument that SPG and the Court were "well aware" of the Taubmans' prior legislative lobbying efforts which were "already well underway" at the time the Stay Order was entered (Defs.' Opp. at 3, 10) is misleading and irrelevant. The prior bill (SB 218) was submitted in a different legislative chamber more than two months ago and, as one state senator explained, "it just disappeared, it just evaporated" after senators expressed concerns that it took away shareholder rights. SEE March 14, 2003 DETROIT FREE PRESS (Defs.' Ex. B at
1C); SEE ID. at 2C (Sen. Hansen Clarke "said he opposed the bill because he believes it benefits a company's board at the expense of shareholders. He also questioned the timing. `This puts us right in the middle of a corporate takeover battle,' he said.").

      What SPG and the Court did not know, at the time of the Stay Order two months later, was that defendants were mounting a full assault on the Court's decision in the Michigan House.



                                       2
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Yet defendants failed to disclose this to the Court at the very time they were seeking equitable relief from the Court. The maxim "he who wants equity must do equity" certainly applies here. Defendants' conduct is not deserving of the Court's special intervention and assistance.1

      Defendants' argument that the only conduct the parties had in mind at the time of the Stay Order were "corporate measures" that could be "unilaterally adopted" by the TCO board to impede the SPG tender offer (Defs.' Opp. at 2, 4) is likewise beside the point. SPG and the Court were unaware that defendants were planning to pursue a legislative fix that is far more preclusive and draconian than any corporate defensive measure could be. Corporate defensive maneuvers can at least be attacked as breaches of fiduciary duty under state law, whereas legislation cannot. In any event, the Court, and SPG, were concerned not just with results, but with "efforts" by defendants that could create impediments to the offer, "including, but not limited to" the specifically enumerated activities. SEE Stay Order at 9, 10. SPG, and the Court, were entitled to assume that "no efforts to impede" meant just that.

      Again, even if defendants may not be constitutionally prohibited from trying to pass legislation that bails them out, they have no vested, equitable or constitutional right to a complete stay pending appeal. The stay was conditioned on their doing nothing to impede the tender offer, whether "corporate" or otherwise, and whether or not constitutionally protected. The condition having failed, so should the stay.


--------
1 Defendants' feverish efforts, at the time of the stay, to pursue a legislative solution may well explain their perfunctory two-page motion for expedition in the Sixth Circuit (which has yet to act on the motion). Apparently anticipating an affirmance by the Circuit Court, defendants are "pursuing" their appeal only as a backup in the event they do not prevail in the legislature.


                                       3
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      B. WHETHER IT IS CONSTITUTIONALLY APPROPRIATE FOR THE LEGISLATURE TO
         "CLARIFY" THE CONTROL SHARE ACT IS IRRELEVANT ON THIS MOTION.

      Defendants further skirt the real issue with their argument that "it is constitutionally appropriate for the legislature to clarify the Control Share Acquisitions Act." Defs.' Opp. at 8. As an aside, it is absurd to claim that the state legislature in 2003 is somehow "clarifying" the intentions of the legislature which in 1988 passed the Control Share Act. Instead, what the Taubmans are lobbying for is a change in the law concerning the effect of formation of a "group." It is well settled that a statutory amendment is presumed to change, rather than interpret, prior law. SEE HURON TOWNSHIP V. CITY DISPOSAL SYS., 448 Mich. 362, 366, 532 N.W.2d 153, 155 (Mich. 1995) (citing "the general rule of statutory construction that an amendment is to be construed as changing the statute amended"); IN RE CHILDRESS TRUST, 194 Mich. App. 319, 326, 486 N.W.2d 141, 145 (Mich. App. 1992) ("[i]n construing an amendment to a statute, [the court] presume[s] that a change in phrasing implies an intent to change the meaning as well."). The "interpretation" of the existing Control Share Act is the province of the courts; what defendants seek, instead, is an entirely new law. SEE BANKERS TRUST CO. V. RUSSELL, 263 Mich. 677, 684, 249 N.W. 27, 30 (1933) ("to declare what the law is, or has been, is a judicial power; to declare what the law shall be is legislative.").

      But whether the legislature has the power to do what the Taubmans are asking it to do is not the issue on this motion. Even if the legislature has the power to effectively nullify the Court's decision, that does not make it fair or equitable to give defendants a stay while they seek such a nullification. It is simply unfair for defendants to be able to take steps that will render the appeal meaningless, and completely frustrate the SPG/Westfield offer, while requiring SPG alone to abide by the STATUS QUO.

                                       4
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      C. SPG IS NOT SEEKING A "ONE-SIDED" STAY.

      It is defendants, not SPG, who seek a "one-sided" stay: they want to tie SPG's hands while being free themselves to take steps to defeat the tender offer through promoting legislation (and, apparently, through any other means not specifically mentioned in the Stay Order which defendants may be contemplating).

      All SPG has asked for is the chance to conduct a shareholder vote before it is too late. SPG has agreed not to implement the results of such a vote in an irreversible manner pending appeal by taking down tendered shares or effectuating a merger. There can be no irreparable harm to defendants in allowing a vote to take place, should they prevail upon appeal -- the standard for obtaining a stay. Defendants' arguments about what they would or would not be able to do "should the Sixth Circuit AFFIRM this Court's preliminary injunction" (Defs.' Opp. at 12) (emphasis added) have no place in any stay analysis, since the purpose of a stay is to prevent irreparable harm to the party that ultimately WINS -- not loses -- on appeal.

                                   CONCLUSION

      For all the foregoing reasons, plaintiffs' motion should be granted.

Dated:   June 3, 2003

MILLER, CANFIELD, PADDOCK &                      WILLKIE FARR & GALLAGHER
   STONE, P.L.C.                                 787 Seventh Avenue
                                                 New York, New York  10019
By:_________________________________             Telephone:  (212) 728-8000
         Carl H. von Ende (P21867)               Facsimile:  (212) 728-8111
         Todd Holleman (P57699)
150 West Jefferson, Suite 2500
Detroit, Michigan  48226-4415
Telephone:  (313) 963-6420
Facsimile:  (313) 496-7500


                          Attorneys for SPG Plaintiffs



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